Exhibit 19.1

WALKER & DUNLOP, INC.

Policy on Inside Information and Insider Trading

A.Background/Purpose

Under federal and state securities laws, it is illegal to purchase or sell securities of Walker & Dunlop, Inc. (the “Company”) while in possession of material, nonpublic information related to, affecting or regarding the Company or its subsidiaries (such information, “Inside Information”) and in breach of a duty of trust or confidence, or to disclose Inside Information to others who then trade in the securities of the Company. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and other governmental agencies and can result in severe penalties. While the regulatory authorities usually concentrate their efforts on the individuals who trade, or who tip Inside Information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company has adopted this Policy on Inside Information and Insider Trading (this “Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help the Company’s personnel and its external advisors avoid violating insider trading laws.

B.Applicability of Policy

1.Covered Persons

This Policy applies to the following people (collectively, “Covered Persons”):

•	all employees of the Company and its subsidiaries who are designated as “officers” for purposes of Section 16 of the Securities exchange Act of 1934, as amended (“officers”);
•	all members of the Board of Directors of the Company (“directors”);
•	all employees of the Company and its subsidiaries; and
•	any family members or persons that reside in the same household as any of the foregoing persons.

The failure of any person subject to this Policy to observe and strictly adhere to the policies and procedures set forth herein at all times will be grounds for disciplinary action, up to and including dismissal. To ensure that Company confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public, or respond to inquiries from the media, analysts or others outside the Company.

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All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by the Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control.

2.Covered Transactions

This Policy applies to all transactions (including sales, purchases, and gifts and other transfers) in the Company’s securities, including common stock (including any securities that are exercisable for, or convertible or exchangeable into, common stock) and any other securities the Company may issue from time to time whether or not pursuant to any benefit plan adopted by the Company.

For purposes of this Policy, the Company considers transactions between Covered Persons and the Company with respect to grants under its 2020 Equity Incentive Plan or other Company equity incentive plan (or, to the extent applicable, granted outside such plan) to be exempt from this Policy. Such transactions include, without limitation, the following:

•	the exercise of stock options for cash;
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the exercise of stock options on a “net exercise” basis pursuant to which an optionee either (i) delivers to the Company outstanding shares of the Company’s stock or (ii) authorizes the Company to withhold from issuance shares of stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price; or

•	the forfeiture to the Company of restricted stock or stock units to cover withholding tax obligations.

Thus, restrictions contained in this Policy would apply to the sale of the Company’s stock in the open market to pay the exercise price of an option and to the “cashless exercise” effected through a broker or “same day sale” of an option. In addition, any sale of the underlying stock acquired upon the exercise of a stock option is subject to the Policy. This Policy does not apply to the granting of stock options or other equity awards.

In addition to the other restrictions set forth in this Policy, the following transactions are strictly prohibited at all times:

•	trading in call or put options involving the Company’s securities and other derivative securities;
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hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps and collars, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities

•	engaging in short sales of the Company’s securities;

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•	holding the Company’s securities in a margin account; and
•	pledging the Company’s securities to secure margin or other loans.

If you are unsure whether or not a particular transaction is prohibited under this Policy, you should consult with the person designated by the Chief Executive Officer of the Company as the compliance officer (“Compliance Officer”) prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction.

C.General Policy

No Covered Person who is in possession of Inside Information may, either directly or indirectly (including, without limitation, through a family member, friend or entity in which you or any of your family members is a director, officer or controlling equity holder or beneficiary), (i) purchase or sell the Company’s securities, (ii) engage in any other action to take advantage of Inside Information or (iii) provide Inside Information to any other person outside of the Company, including family and friends.

In addition, Covered Persons may not purchase or sell any securities of any other company, such as a lender, possible acquisition target or competitor of the Company, when in possession of material nonpublic information concerning any such other company obtained in the course of his or her employment with, or service to, the Company or any of its subsidiaries.

D.Specific Policies

1.Black-out Periods

All directors and officers of the Company and its subsidiaries, as well as certain key employees, as listed on Schedule A hereto (as may be amended from time to time by the Compliance Officer), as well as any family members or other persons that reside in the same household as those persons (all of the foregoing being “Restricted Persons”) are subject to additional restrictions on their ability to engage in purchase, sale or gifting transactions involving the Company’s securities. Restricted Persons are more likely to have access to Inside Information regarding the Company because of their positions or affiliations with the Company and, as a result, their trades in the Company’s securities are more likely to be subject to greater scrutiny. Accordingly, Restricted Persons are prohibited from trading in, or gifting of, the Company’s securities during the period beginning on the close of market on the 14th day prior to the end of each fiscal quarter and ending on the earlier of (i) the opening of markets after the 2nd trading day or (ii) 48 hours after public disclosure of the financial results for that quarter or full year.

In addition, from time to time, the Company may impose special black-out periods on Restricted Persons and other employees of the Company if, in the judgment of the Compliance Officer, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading or gifting otherwise may be permitted. In the event that certain Restricted Persons or other employees of the Company become subject to a special black-out period, such persons are prohibited from (i) trading in the

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Company’s securities, (ii) gifting Company stock, and (iii) disclosing to others the fact they are subject to such special black-out period. These special black-out periods may vary in length and may or may not be broadly communicated to Covered Persons. This restriction does not apply to transactions made under an approved 10b5-1 plan entered into in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 (“Rule 10b5-1”). The Company would re-open trading at the beginning of the 3rd day following the date of public disclosure of such significant corporate developments.

2.“Tipping” of Information

Covered Persons may not disclose, convey or “tip” Inside Information to any person by providing them with Inside Information other than to disclose on a “need to know” basis to officers and employees of the Company or outside advisors in the course of performing their duties for the Company. When sharing Inside Information with other officers and employees of the Company or outside advisors, or other persons involved in the business and affairs of the Company, such information should be confined to as small as group as possible. Unlawful tipping includes passing on Inside Information to friends, family members or acquaintances under circumstances that suggest that persons subject to this Policy were trying to help the recipients of such information make a profit or avoid a loss by trading in the Company’s securities based on such information.

3.Pre-clearance

Regardless of whether or not a black-out period is then in effect, a Restricted Person must obtain prior clearance from the Compliance Officer or the Compliance Officer’s designee before such Restricted Person (i) makes any purchases or sales of the Company’s securities or (ii) otherwise transfers the Company’s securities to another person or entity, including any gift of the Company’s securities. A Restricted Person seeking preclearance must complete the Request for Clearance to Trade or Transfer form attached to the Policy and submit it to the Compliance Officer. In evaluating each proposed transaction, the Compliance Officer or the Compliance Officer’s designee will consult as necessary with senior management and outside counsel before clearing any proposed trade. Clearance of a transaction is valid for no more than the 5 business day period immediately following receipt by the Restricted Person of such clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Restricted Persons do not need to receive pre-clearance for trades pursuant to an approved 10b5-1 Plan , but, as noted below, all Covered Persons must receive prior approval before entering into, modifying or terminating a 10b5-1 Plan by the Compliance Officer or the Compliance Officer’s designee.

4. 10b5-1 Plans

All Covered Persons must receive prior approval before entering into, modifying or terminating a 10b5-1 Plan by the Compliance Officer or the Compliance Officer’s designee. The trading restrictions set forth in this Policy do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with the conditions of Rule 10b5-1 that has been submitted to and preapproved by the Compliance Officer or the Compliance Officer’s designee. In addition, modifications to and

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terminations of a 10b5-1 Plan are subject to preapproval by the Compliance Officer or the Compliance Officer’s designee.

Compliance of a 10b5-1 Plan with the conditions of Rule 10b5-1 and the execution of transactions pursuant to the 10b5-1 Plan are the sole responsibility of the person initiating the 10b5-1 Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a 10b5-1 Plan submitted for approval, termination or modification, nor the legality or consequences relating to a person entering into, informing the Company of, trading under, modifying or terminating a 10b5-1 Plan.

E.Compliance

All Covered Persons must promptly report, in accordance with the procedures set forth in the Company’s Code of Business Conduct and Ethics (including through the use of the Company’s Ethics Hotline described in the Code of Business Conduct and Ethics), any trading in the Company’s securities by any Covered Person, or any disclosure of Inside Information or material non-public information concerning other companies by such Covered Person, that such person has reason to believe may violate this Policy or federal or state securities laws.

Persons in possession of Inside Information when their employment or service terminates may not trade in the Company’s securities until that information has become public or is no longer material.

F.Additional Information

1.What is Inside Information?

“Inside Information” is material information about the Company that is not available to the public. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other authorized public statement, including any filing with the SEC. In general, information is considered to have been made available to the public on the second trading day after the formal release of the information. In other words, there is a presumption that the public needs approximately one complete trading day to receive and absorb such information.

2.What is Material Information?

As a general rule, information about the Company is “material” if it could reasonably be expected to affect someone’s decision to buy, hold or sell the Company’s securities. In particular, information is considered to be material if its disclosure to the public would be reasonably likely to affect (i) an investor’s decision to buy or sell the securities of the company to which the information relates, or (ii) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following:

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•	significant changes in financial results and/or financial condition and financial projections;
•	news of major new contracts or possible loss of business;
•	dividends or stock splits;
•	stock redemption or repurchase program;
•	changes in management or control;
•	significant mergers, acquisitions, reorganizations, dispositions of assets or joint ventures;
•	significant litigation or regulatory developments;
•	significant increases or decreases in the amount of outstanding securities or indebtedness;
•	significant cybersecurity or data security incident;
•	write-ups or write downs of assets or changes in accounting methods;
•	actual or projected changes in industry circumstances or competitive conditions that could significantly affect the Company’s revenues, earnings, financial position or future prospects; and
•	transactions with directors, officers or principal security holders.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in, or gifting, the Company’s securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether you are in possession of material non-public information, you should consult with the Company’s Compliance Officer prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase, sale, gifting or other transfer transaction of any of the Company’s securities.

3.What is the Penalty for Insider Trading?

The consequences of insider trading and tipping are severe and may, in some cases, be applied to the Company as well as to the individual who illegally trades or tips. Possible consequences include criminal prosecution with the potential for prison terms and additional fines

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if convicted, civil penalties, termination of employment and personal embarrassment resulting from adverse publicity.

G.Interpretation, Amendment, and Implementation of this Policy

The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

H.Certification

You must sign, date and return the attached Certification (or such other certification as the Compliance Officer may determine is appropriate) stating that you have received, read, understand and agree to comply with the Company’s Policy on Inside Information and Insider Trading. The Company may require you to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that you are bound by the Policy whether or not you sign the Certification.

If you have any questions with regard to this Policy, you should consult with the Company’s Compliance Officer.

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Approved: February 10, 2023

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SCHEDULE A

RESTRICTED PERSONS

• All directors of the Company (as well as any family members or other persons that reside in the same household as the directors);
• All officers of the Company (as well as any family members or other persons that reside in the same household as the officers);
• All members of the Disclosure Committee of the Company (as well as any family members or other persons that reside in the same household as the Disclosure Committee members); and

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Any other persons designated by the Compliance Officer or the Compliance Officer’s designee, from time to time, as set forth below (as well as any family members or other persons that reside in the same household as those persons): [*****]